Exhibit 2.2

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A DELAWARE LIMITED LIABILITY COMPANY

TO A NON-DELAWARE ENTITY

PURSUANT TO SECTION 18-216 OF

THE LIMITED LIABILITY COMPANY ACT

1.)	The name of the Limited Liability Company is Masterworks Vault 12, LLC.

(If changed, the name under which it’s certificate of formation was originally filed: N/A           )

2.)	The date of filing of its original certificate of formation with the Secretary of State is [ ]. .

3.)	The jurisdiction in which the business form, to which the limited liability company shall be converted, is organized, formed or created is Texas.

4.)	The conversion has been approved in accordance with this section;

5.)	The limited liability company may be served with process in the State of Delaware in any action, suit or proceeding for enforcement of any obligation of the limited liability company arising while it was a limited liability company of the State of Delaware, and that it irrevocably appoints the Secretary of State as its agent to accept service of process in any such action, suit or proceeding.

6.)	The address to which a copy of the process shall be mailed to by the Secretary of State is

In Witness Whereof, the undersigned have executed this Certificate of Conversion on this                     day of                                , A.D.                                 .

By:
Authorized Person

Name:
Print or Type